Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

B&R GLOBAL HOLDINGS, INC.,
a Delaware corporation
as “Buyer”

and

B&R GROUP REALTY HOLDING LLC,
a Delaware limited liability company
as “Seller”

and

B & R REALTY, LLC,
a California limited liability company;
Lucky Realty, LLC
a California limited liability company;
GENSTAR REALTY, LLC
a California limited liability company;
MURRAY PROPERTIES, LLC
a Utah limited liability company;
FORTUNE LIBERTY, LLC
a Utah limited liability company;
HARDIN ST PROPERTIES, LLC
a Montana limited liability company;
LENFA FOOD, LLC
a Colorado limited liability company;
A & KIE, LLC
an Arizona limited liability company;
BIG SEA REALTY, LLC
a Washington limited liability company;
each a “Company”, and together the “Companies”

January 17, 2020

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST pURchase Agreement (this “Agreement”) is made and effective as of January 17, 2020, by and among B&R GLOBAL HOLDINGS, INC., a Delaware corporation (“Buyer”), B&R GROUP REALTY HOLDING LLC, a Delaware limited liability company (“Seller”), and B & R REALTY, LLC, a California limited liability company; LUCKY REALTY, LLC, a California limited liability company; GENSTAR REALTY, LLC, a California limited liability company; MURRAY PROPERTIES, LLC, a Utah limited liability company; FORTUNE LIBERTY, LLC, a Utah limited liability company; HARDIN ST PROPERTIES, LLC, a Montana limited liability company; LENFA FOOD, LLC, a Colorado limited liability company; A & KIE, LLC, an Arizona limited liability company; BIG SEA REALTY, LLC, a Washington limited liability company (each a “Company”, and together the “Companies”).

RECITALS

A.          Seller owns, beneficially and of record, one hundred percent (100%) of all issued and outstanding Membership Interests of each Company;

B.          Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all issued and outstanding membership interests owned and/or held and/or to be owned and/or held (upon exercise of any option, warrant or other similar or convertible security or interest) by Member;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1 -
DEFINITIONS

1.1        Definitions. Capitalized terms used herein shall have the meanings assigned to such terms herein. In addition, the following terms shall have the meanings indicated:

1.1.1.     “Contemplated Transactions” shall mean each and all of the transactions contemplated by this Agreement, including, without limitation, (a) the sale of the Membership Interests by Seller to Buyer and the purchase and acquisition of the Membership Interest by Buyer from Seller, and (b) the performance by each party and of any and all covenants and obligations of such party under this Agreement.

1.1.2.     “Equity Interests” means all types, series or classes of Membership Interests, options, warrants, rights (preemptive or otherwise), calls, convertible instruments, agreements, arrangements or commitments requiring restrictions or otherwise providing for the issuance, sale, transfer, disposition or acquisition of any securities.

1.1.3.     “Lien” shall mean any mortgage, deed of trust, lien, pledge, adverse claim, security interest or encumbrance of any nature whatsoever.

1.1.4.     “Membership Interests” shall mean all of the interest of a member in the income, loss, and operation of a limited liability company including, without limitation, a member’s financial interest, percentage interest, and voting rights.

1.1.5.     “Organizational Documents” shall mean with respect to (a) B & R Realty, LLC, that certain Operating Agreement dated as of August 28, 2013, as amended, and those certain Articles of Organization, filed with the California Secretary of State on August 28, 2013; (b) Lucky Realty, LLC, that certain Operating Agreement dated as of June 15, 2006, as amended, and those certain Articles of Organization, filed with the California Secretary of State on September 3, 2003, as amended; (c) Genstar Realty, LLC, that certain Operating Agreement dated as of February 27, 2012, as amended, and those certain Articles of Organization, filed with the California Secretary of State on February 27, 2012, as amended; (d) Murray Properties, LLC, that certain Amended and Restated Operating Agreement dated as of November 16, 2017, and those certain Articles of Organization, filed with the Utah Department of Commerce on February 28, 2013; (e) Fortune Liberty, LLC, that certain Amended and Restated Operating Agreement dated as of November 16, 2017, and those certain Articles of Organization, filed with the Utah Department of Commerce on November 22, 2006; (f) Hardin St Properties, LLC, that certain Operating Agreement dated as of December 5, 2012, as amended, and those certain Articles of Organization, filed with the Montana Secretary of State on December 5, 2012; (g) Lenfa Food, LLC, that certain Operating Agreement dated as of February 14, 2002, as amended, and those certain Articles of Organization, filed with the Colorado Secretary of State on February 14, 2002; (h) A & Kie, LLC, that certain Operating Agreement dated as of June 15, 2010, as amended, and those certain Articles of Organization, filed with the Arizona Secretary of State on March 26, 2010; (i) Big Sea Realty, LLC, that certain Operating Agreement dated as of April 3, 2013, as amended, and those certain Certificate of Formation, filed with the Washington Secretary of State on April 3, 2012.

1.1.6.     “Person” shall mean an individual and any nonnatural entity including, without limitation, a corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association organization, labor union, entity or governmental agency.

1.1.7.   “Representative” shall mean with respect to any particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including, without limitation, any legal counsel, accountant or financial advisor.

1.1.8.     “Tax” or “Taxes” shall mean all federal, state, local, foreign and other governmental or quasi-governmental net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees and assessments or charges of any kind whatever in the nature of taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

1.1.9.     “Tax Return” shall mean all required federal, state, local, foreign and other tax returns, information returns, notices, reports, declarations, statements, forms, estimates or other information or documents required to be supplied to a taxing authority in connection with any Tax (including, without limitation, income, property, sales, use, franchise, capital stock, excise, value added, employees’ income withholding, social security and unemployment tax returns, notices and reports).

ARTICLE 2 -
SALE AND TRANSFER OF MEMBERSHIP INTERESTS; CLOSING

2.1        Sale and Transfer of Membership Interests. At the Closing and pursuant to and in accordance with the provisions of this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Member, all issued and outstanding Membership Interests owned and/or held and/or to be owned and/or held (upon exercise of any option, warrant or other similar or convertible security or interest) by Seller in each of the Companies.

2.2         Purchase Price. In payment for the sale, assignment, transfer and conveyance of all the Membership Interests, Buyer shall pay to Seller the amount set forth opposite the name of the respective Company set forth below (collectively, the “Purchase Price”).

Realty Entity	Price

B & R Realty, LLC	$26,000,000.00

Lucky Realty, LLC	17,500,000.00
Genstar Realty, LLC	23,180,000.00
Murray Properties, LLC	5,875,000.00
Fortune Liberty, LLC	3,100,000.00
Hardin St Properties, LLC	514,706.00
Lenfa Food, LLC - Aurora	6,000,000.00
Lenfa Food, LLC - Commerce	2,800,000.00
A & Kie, LLC	4,700,000.00
Big Sea Realty, LLC	11,600,000.00

Total	$101,269,706.00

The Purchase Price shall be payable as follows:

(a) Cash at Closing. Buyer shall pay no cash at closing;

(b) Promissory Note. Buyer shall deliver a Promissory Note payable to the order of Seller in the form set forth on Exhibit 2.2(b) in the principal amount of $7,000,000; and,

(c) Renegotiation and Satisfaction of Loan and Partial Disbursement of New Loan Proceeds

(i) Contemporaneously with the Closing, Buyer shall enter into and execute the Second Amended and Restated Credit Agreement by and among Buyer, HF Foods Group Inc., the other Loan Parties, JP Morgan Chase Bank as Administrative Agent, and certain Lenders party thereto, in the form set forth on Exhibit 2.2(c) (the “Restated Credit Agreement”) to effectuate the restatement of term loan debt secured by real properties owned by the Companies to the principal sum of $75,600,000;

(ii) Buyer shall authorize, and shall cause all other borrowers party to the Restated Credit Agreement to authorize disbursement or credits from the proceeds of the Restated Credit Agreement to satisfy all of Member’s debt and guaranty obligations to JPM Chase in connection with existing loans secured by the properties of the Companies, in the principal amount of $55,000,000; and,

(iii) Buyer shall authorize, and shall cause all other borrowers party to the Restated Credit Agreement to authorize disbursement from the proceeds of the Restated Credit Agreement to Seller of the sum of $38,772,140.89 and to Zions First National Bank of the sum of $497,565.11 to pay off the existing loan of Hardin St. Properties, LLC.

2.3        Closing. Unless this Agreement is terminated pursuant to Article 7 and subject to satisfaction or waiver of the conditions set forth in Article 5 the consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of the Seller located at 19319 Arenth Avenue, City of Industry, California 91748, at 10:00 A.M. (Pacific Standard Time) on January 17, 2020 (the “Closing Date”) or on such later date and at such other place and time as the parties hereto may agree in writing; provided, however, that, except for and to the extent of the provisions of Article 7, a failure to consummate the Contemplated Transactions on the date and at the place and time contemplated by this Section 2.3 shall not result in the termination of this Agreement and shall not relieve any party hereto of any obligation of such party under this Agreement.

ARTICLE 3 -
REPRESENTATIONS AND WARRANTIES

3.1         Representations and Warranties with Respect to the Companies. Seller hereby represents and warrants to Buyer, as of the date of this Agreement and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date in which case such representations and warranties shall be true, complete and correct in all material respects on and as of such particular date), as follows:

3.1.1.    Organization, Existence, Qualification and Good Standing. Each Company is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its organization, and is qualified to conduct its business in each jurisdiction in which it owns real property.

3.1.2.     Authority; Authorization and Validity. Each Company has full power and authority to (a) consummate, enter into, execute, deliver and perform this Agreement, and (b) consummate and perform the Contemplated Transactions and the obligations of such Company under this Agreement. This Agreement has been duly authorized, executed and delivered by each Company and, assuming due execution and delivery by Buyer, constitutes the legal, valid and binding obligation of each Company, enforceable against such Company in accordance with the provisions of this Agreement except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of indemnification, specific performance, injunctive relief or other equitable remedies.

3.1.3.    No Conflicts or Violations. The execution, delivery and performance of this Agreement and the consummation and performance of the Contemplated Transactions by each Company shall not, directly or indirectly (with or without notice and/or passage of time) in whole or in part, (a) result in violation of any provision of the Organizational Documents of such Company, (b) result in a breach of any provision of any material agreement, contract, lease, Lien, indenture, obligation, promise, instrument, obligation, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding (collectively, a “Contract”) or any national, federal, state, local, municipal, foreign, international, multinational or other administrative statute, law, rule, regulation order ordinance, principle of common law, treaty or constitution (collectively, a “Legal Requirement”) by or to which such Company, or any business of such Company is a party or is bound or subject, (c) result in the creation of any Lien against the assets of such Company, or (d) give any governmental agency the right to revoke or modify any license, permit, or other authorization granted to or held by such Company.

3.1.4.     Consents; Transfer Restrictions. Except (a) for consents set forth on Schedule 3.1.4, and (b) for immaterial consents, no consent is required to be obtained by Seller or any Company in connection with member’s and each Company’s execution, delivery or performance of this Agreement, the transfer of the Membership Interests to Buyer or the consummation of the transactions contemplated by this Agreement.

3.1.5.    Legal Proceedings. No Company is a party to, or (to the Member’s knowledge) threatened to be made a party to, any legal action or proceeding before any judicial, administrative or arbitral forum. No Company has received any notice or other communication (whether oral or written) from any governmental authority regarding any actual or potential violation of any applicable law, regulation or order alleged to have been committed by the Company. No Company is subject to any judgement, order or decree by any court, agency or other governmental instrumentality which materially affects the conduct of the Company’s business. .

3.1.6.     Capitalization. The Membership Interests constitute one hundred percent (100%) of all issued and outstanding Equity Interests of each Company. All issued and outstanding Membership Interests are owned and held, beneficially and of record, by and in the name of the Seller free and clear of any Lien. All issued and outstanding Membership Interests have been or will be as of the Closing Date, duly authorized and validly issued in accordance and compliance with all applicable laws, rules and regulations and are and will be fully paid and nonassessable. There are no securities, options, warrants, subscriptions, rights, calls, commitments, plans, contracts or other agreements of any kind, character or nature granted or issued by any Company that (i) provide for the purchase, issuance or transfer of any membership interests of such Company or (ii) are convertible into or exchangeable or exercisable for any membership interests of such Company (each, a “Company Right” and, collectively, the “Company Rights”) and no Company Rights are authorized except as contemplated by this Agreement. No Company is obligated or committed to purchase, redeem, acquire or otherwise effect any transfer of any membership interests of such Company. One hundred percent (100%) of all voting rights as to Company are vested exclusively in the issued and outstanding Membership Interests and the issued and outstanding Membership Interests are entitled to vote on all matters to come before the members of Company as set forth in the respective Organizational Documents of such Company. There are no voting trusts or other voting agreements, proxies or other arrangements with respect to any membership interests of any Company except as contemplated by this Agreement and such Company’s respective Organizational Documents.

3.1.7.     Title to Company Property. Each Company has good and valid title to all of its real and personal properties and assets, tangible and intangible.

3.1.8.     No Brokers’ or Finders’ Fees. Neither Member, nor any Company nor any Representative or affiliate of any Company has incurred or shall incur any obligation or liability, contingent or otherwise, for any brokerage or agents' or finders' fees or commissions or other similar payment in connection with or as a result of this Agreement.

3.1.9.      Taxes.

(a) Each Company has timely filed, or caused to be filed, all federal, state and local Tax Returns (including any Tax Returns required to be filed by an affiliated, consolidated, combined, unitary or similar group of which the Company is or was a member) required to be filed by or with respect to the Company or with respect to its assets or operations (or appropriate extensions requested) with the appropriate governmental authorities, for each period for which any such returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all such Tax Returns are materially true and correct.   Each Company has timely paid all Taxes required to be paid by it. No claim has been made by a governmental authority in a jurisdiction where any Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No waiver of any statute of limitations executed by any Company with respect to any income or other Tax is in effect for any period. The income Tax Returns of each Company have not been audited by the taxing authorities in any of the jurisdictions in which they have been filed.  There are no Tax liens on any assets of any Company except for Taxes not yet currently due.

(b) No deficiencies for Taxes against any Company have been claimed, proposed or assessed by any Tax authority that has not been finally resolved.  There are no currently ongoing, pending or, to the Member’s knowledge, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of any Company or any of its subsidiaries, except as set forth on Schedule 3.1.7.  Each Company has delivered or made available to Buyer complete and accurate copies of state income and material local Tax Returns of the Company for all Tax years ending on or after December 31, 2012, including pro forma federal returns of each Company from the Member’s Tax Returns.

(c) No Company is a party to or bound by or has any obligation under any Tax-sharing agreements or similar arrangements (including indemnity arrangements) or any contractual obligation to indemnify any person with respect to Taxes.

(d) No Company has engaged in any transaction or taken a position that requires any disclosure on any Tax Return that constitutes a reportable transaction within the meaning of Treasury Regulations Section 1.6011-4.

(e) No taxing authority is asserting or, to the Member’s knowledge, threatening to assert a claim against any Company under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local tax law.

(f) Each Company has withheld each Tax required to have been withheld under applicable law and, to the extent required, has paid such Tax to the appropriate governmental authority.

3.2          Representations and Warranties with Respect to Member. Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date in which case such representations and warranties shall be true, complete and correct in all material respects on and as of such particular date) as set forth below:

3.2.1.     Organization, Existence, Qualification and Good Standing. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of California, and is qualified to conduct its business in each jurisdiction in which it conducts business.

3.2.2.     Authority; Authorization and Validity. Seller has full power and capacity to (a) consummate, enter into, execute, deliver and perform this Agreement, and (b) consummate and perform the Contemplated Transactions and the obligations of Seller under this Agreement. This Agreement has been duly authorized, executed and delivered by Seller and, assuming due execution and delivery by, and enforceability against, Buyer, constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with the provisions of this Agreement.

3.2.3.     No Conflicts or Violations. The execution, delivery and performance of this Agreement and the consummation and performance of the Contemplated Transactions by Seller shall not, directly or indirectly (with or without notice and/or passage of time) in whole or in part, (a) violate any provision of any Contract or Legal Requirement by or to which Seller is a party or is bound or subject, or (b) result in the creation of any Lien on any assets of Member.

3.2.4.     No Brokers’ or Finders’ Fees. Neither Seller nor any Representative or affiliate of Seller has incurred or shall incur any obligation or liability, contingent or otherwise, for any brokerage or agents' or finders' fees or commissions or other similar payment in connection with or as a result of this Agreement.

3.2.5.     Ownership of the Membership Interests. The Seller is, and shall be at the Closing Date, the lawful, record and beneficial owner (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), and holder of the Membership Interests, free and clear of any Lien, and the delivery of the Membership Interests to Buyer pursuant to this Agreement shall transfer to Buyer valid title thereto, free and clear of all Liens. No legend or other reference to any purported Lien (other than restrictions on transfer under applicable federal and state securities laws) shall appear upon any certificate representing the Membership Interests.

3.3          Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (except for those representations and warranties which address matters only as of a particular date in which case such representations and warranties shall be true, complete and correct in all material respects on and as of such particular date) as set forth below:

3.3.1.     Corporate Organization, Existence and Good Standing. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and is qualified to conduct its business in each jurisdiction in which it conducts business.

3.3.2.     Authority; Authorization and Validity. Buyer has full power and authority to (a) consummate, enter into, execute, deliver and perform this Agreement and (b) consummate and perform the Contemplated Transactions and the obligations of Buyer under this Agreement. This Agreement has been duly authorized, executed and delivered by Buyer and, assuming due execution and delivery by, and enforceability against, Member, constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with the provisions of this Agreement.

3.3.3.    No Conflicts or Violations. The execution, delivery and performance of this Agreement and the consummation and performance of the Contemplated Transactions by Buyer shall not, directly or indirectly (with or without notice and/or passage of time) in whole or in part, (a) violate any provision of any Contract or Legal Requirement by or to which Buyer is a party or is bound or subject, or (b) result in the creation of any Lien on any assets of Buyer.

3.3.4.    No Brokers’ or Finders’ Fees. Neither Buyer nor any Representative or affiliate of Buyer has incurred or shall incur any obligation or liability, contingent or otherwise, for any brokerage or agents' or finders' fees or commissions or other similar payment in connection with or as a result of this Agreement.

3.3.5.     Investment Intent. Buyer is acquiring the Membership Interests for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities act of 1933, as amended.

ARTICLE 4 -
COVENANTS

4.1          Mutual Covenants. The parties mutually covenant and agree as follows:

4.1.1.     Purchase Price Allocation. The parties agree that the Purchase Price and the liabilities of Company (plus other relevant items) will be allocated to the assets of Company for all purposes (including Tax and financial accounting) in a manner mutually agreed upon by Buyer and Member, to the extent necessary under law. Buyer, Member, and each Company shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocations.

4.1.2.     Section 754 Election. Buyer and Seller shall request that each Company make an election under Section 754 of the Code.

4.2         Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date:

4.2.1.     Reports and Returns. Each Company shall duly and timely file all reports and returns required to be filed with any governmental agency prior to the Closing, including, without limitation, all Company Tax Returns (except for such reports and returns for which extensions have been appropriately granted), which reports and returns shall be prepared in accordance with all Legal Requirements in all respects.

4.2.2.     Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes that relate to Tax periods or portions thereof ending on or before the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date.

4.2.3.     Refunds; Tax Benefits. Any Tax refunds that are received by Buyer or any Company with respect to the operations of such Company, and any amounts credited against Tax to which Buyer or any Company become entitled with respect to the operations of such Company, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller as its interest shall appear, and Buyer shall pay over to Seller its respective amounts of any such refund or the amount of any such credit within sixty (60) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against income Tax by a taxing authority to Buyer or any Company of any amount accrued on such Company’s financial statements, Buyer shall pay such amount to Seller within sixty (60) days after receipt or entitlement thereto.

4.2.4.     Tax Periods Ending on or before Closing Date. Each Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for such Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Each Company shall permit Seller to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction or other tax items for such periods on its Tax Returns in a manner consistent with the Schedule K-1s prepared by Company for such periods.

4.2.5.      Cooperation on Tax Matters.

(a)     Buyer, Members and each Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes with respect to the operations of such Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Company, Member, and Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Member, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, such Company or Member, as the case may be, shall allow the other party to take possession of such books and records.

(b)     Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

4.3         Rights of First Refusal. Each Company hereby acknowledges that this Agreement serves as notice to it of the Contemplated Transactions including, without limitation, the proposed sale of the Membership Interests by Members to Buyer and the proposed purchase and acquisition of the Membership Interests by Buyer from Members. Each Company hereby waives any right it may have pursuant to the Organizational Documents or otherwise, to purchase or acquire the Membership Interests.

4.4         Admission to Membership. Each Company shall as soon as practicable following the signing and delivery of this Agreement take such actions as appropriate under its respective Organizational Documents to admit Buyer as a member of the Company at the Closing, or as soon thereafter as may be practicable.

ARTICLE 5 -
CONDITIONS PRECEDENT TO CLOSING

5.1          Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement shall be subject to the fulfillment and satisfaction of each and all of the following conditions at or prior to Closing (unless an earlier or later date and/or time is specified in this Agreement, in which case on or before such earlier or later date and/or time), each of which is individually hereby deemed material, and any one or more of which may be waived in writing by Buyer:

5.1.1.     Representations and Warranties of Company and Member. All (considered collectively) and each (considered severally and not jointly) of the representations and warranties set forth in Section 3.1 and Section 3.2 above shall be true and correct in all material respects at and as of the Closing Date.

5.1.2.     Performance by Company and Member. Each Company and Seller shall have fully performed and complied with and satisfied all (considered collectively) and each (considered severally and not jointly) agreements, covenants and conditions required by this Agreement to be performed or complied with or satisfied by such Company and Seller on or before the Closing (unless an earlier and/or later date and/or time is specified in this Agreement, in which case on or before such earlier and/or later date and/or time) in all respects, including, without limitation, the execution and delivery by such Company and Seller of all items required by Article 6.

5.1.3.     Financing. Buyer shall have obtained on terms satisfactory to Buyer all financing necessary to pay the aggregate Purchase Price required to consummate the purchase of the Membership Interests in all of the Companies hereunder, including but not limited to the Restated Credit Agreement.

5.2         Conditions Precedent to the Obligations of each Company and Member. The obligations of each Company and Seller under this Agreement shall be subject to the fulfillment and satisfaction of each and all of the following conditions at or prior to Closing (unless an earlier or later date and/or time is specified in this Agreement, in which case on or before such earlier or later date and/or time), each of which is individually hereby deemed material, and any one or more of which may be waived in writing by such Company and Member:

5.2.1.     Representations and Warranties. All (considered collectively) and each (considered severally and not jointly) of the representations and warranties set forth in Section 3.3 above shall be true and correct in all material respects at and as of the Closing Date.

5.2.2.    Performance by Buyer. The Buyer shall have fully performed and complied with and satisfied all (considered collectively) and each (considered severally and not jointly) agreements, covenants and conditions required by this Agreement to be performed or complied with or satisfied by Buyer on or before the Closing (unless an earlier and/or later date and/or time is specified in this Agreement, in which case on or before such earlier and/or later date and/or time) in all respects, including, without limitation, the execution and delivery by Buyer of all items required by Article 6.

ARTICLE 6 -
CLOSING DELIVERIES

At the Closing, the following shall occur as a single integrated transaction:

6.1         Deliveries by Company. At the Closing, each Company shall deliver or cause to be delivered to Buyer (i) a copy of its Organizational Documents (and any amendments thereto) as in effect as of the Closing Date, of which its respective articles or certificate of organization or formation, or similar instrument, shall be certified by the Secretary of State of the state of organization of such Company as of a date not earlier than thirty (30) days prior to the Closing Date;  all books and records of each Company; and, all passwords, passcodes, pin numbers and any similar information required to access any and all Company bank accounts;

6.2         Deliveries by Member. Member, Buyer and each Company agree that at no time had the Company issued certificates representing any Equity Interests in the Company. At the Closing, Seller shall deliver or cause to be delivered to Buyer an Assignment Separate from Certificate, in customary form (a “Power,”) to effectuate the transfer of Membership Interests to Buyer;

6.3         Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Member, the Purchase Price. The Purchase Price shall be delivered by wire transfer to:

Account: B&R Group Realty Holding LLC
Bank: JP Morgan Chase

New York, NY 10004
ABA Routing No.: 021000021
Account No.: 221057356

ARTICLE 7 -
TERMINATION

7.1         Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)     by any party hereto if a material Breach of any provision of this Agreement has been committed by any other party or parties and such material Breach has not been waived or cured before the Closing by the appropriate party or parties (provided, however, that Seller and each Company may give notice of termination for the foregoing reason only if the party in material Breach is Buyer);

(b)     by any party hereto if any other party (i) becomes insolvent, or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors, or (ii) insolvency, receivership, reorganization, or bankruptcy proceedings are commenced by or against such other party (provided, however, that Seller and each Company may give notice of termination for the foregoing reason only if the party described in clause (i) or (ii) of this Section 7.1(b) is Buyer);

(c)     by mutual consent of Buyer and Member; or

(d)     by any party hereto if the Closing has not occurred (other than through or as a result of any failure of any party seeking to terminate this Agreement to comply with the obligations of such party under this Agreement) within ninety (90) days from the date hereof.

7.2         Effect of Termination. Each party's right of termination under Section 7.1 is in addition to any other rights such party may have under this Agreement or otherwise, and the exercise of a right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, each party’s right to pursue all legal remedies because of a Breach of this Agreement by any other party or parties shall survive such termination unimpaired.

ARTICLE 8 -
MISCELLANEOUS

8.1         Fees and Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear the expenses of such party incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions.

8.2         Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and received when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile or electronic mail (receipt of transmission confirmed), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (return receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to another party):

If to Seller or to any Company (prior to Closing):

B&R GROUP REALTY HOLDING LLC

19319 Arenth Avenue

City of Industry, CA 91748

Attn: Xiao Mou Zhang

Fax: (626) 338-7133

Email: peterzhang@rongcheng.us

with a copy to:

Musick Peeler & Garrett LLP

624 South Grand Avenue, Suite 2000

Los Angeles, California 90017

Attn: Tim T. Chang, Esq.

Fax: (213) 624-1376

Email: t.chang@musickpeeler.com

If to Buyer:

B&R GLOBAL HOLDINGS, INC.,

19319 Arenth Avenue

City of Industry, CA 91748

Attn: Xiao Mou Zhang

Fax: (626) 338-7133

Email: peterzhang@rongcheng.us

with a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attn: Giovanni Caruso, Esq.

Fax: (212) 407-4866

Email: gcaruso@loeb.com

and

Puryear and Lingle, PLLC

5501-E Adams Farm Lane

Greensboro, NC 27407

Fax: (844) 459-6709

Email: puryear@puryearandlingle.com and lingle@puryearandlingle.com

8.3         Jurisdiction; Service of Process. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, before a single arbitrator sitting in the County of Los Angeles, California, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The provisions of California Code of Civil Procedure Section 1283.05 shall be applicable to each arbitration hereunder. Process in any action or other proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

8.4         Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request for the purpose of carrying out the intent and purpose of this Agreement the Contemplated Transactions and any other documents contemplated by this Agreement. In addition to the foregoing, from time to time after the Closing and without further consideration, Company and Member, upon the reasonable request of Buyer, shall execute and deliver such documents and instruments of conveyance and transfer as Buyer may reasonably request in order to consummate more effectively the Contemplated Transactions.

8.5         Waiver. Neither the failure to exercise, nor any delay by any party in exercising, any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

8.6         Entire Agreement; Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the agreements and documents contemplated this Agreement) a complete and exclusive statement of the terms of the agreement by and among the parties hereto with respect to the subject matter of this Agreement. This Agreement may not be amended except by a written agreement executed by any and all parties to be charged with or otherwise affected by any such amendment.

8.7         Assignments, Successors and No Third-Party Rights. No party may assign any of the rights or obligations of such party under this Agreement without the prior consent of the other parties, which shall not be unreasonably withheld. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and the successors and permitted assigns of the parties hereto.

8.8        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

8.9         Article and Section Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and shall not affect the construction or interpretation of this Agreement.

8.10       Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.11       Governing Law. This Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of California without regard to conflict of laws principles.

8.12       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

SIGNATURES ON FOLLOWING PAGES

8.13       IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the date first written above.

BUYER: B&R GLOBAL HOLDINGS, INC., a Delaware corporation By: Name: Xiao-Mou Zhang aka Peter Zhang Title: Chief Executive Officer
SELLER: B&R GROUP REALTY HOLDING LLC a Delaware limited liability company By: Name: Xiao Mou Zhang aka Peter Zhang Title: Manager
COMPANIES: B & R REALTY, LLC, a California limited liability company By: Name: Title: Manager
LUCKY REALTY, LLC, a California limited liability company By: Name: Title: Manager

GENSTAR REALTY, LLC, a California limited liability company By: Name: Title: Manager
MURRAY PROPERTIES, LLC, a Utah limited liability company By: Name: Title: Manager
FORTUNE LIBERTY, LLC, a Utah limited liability company By: Name: Title: Manager
HARDIN ST PROPERTIES, LLC a Montana limited liability company By: Name: Title: Manager
LENFA FOOD, LLC – AURORA a Colorado limited liability company By: Name: Title: Manager

LENFA FOOD, LLC – Commerce, a Colorado limited liability company By: Name: Title: Manager
A & KIE, LLC, an Arizona limited liability company By: Name: Title: Manager
BIG SEA REALTY, LLC, a Washington limited liability company By: Name: Title: Manager

Exhibit 2.2(b)

Promissory Note

(See attached)

This instrument and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement dated as of January 17, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the "Subordination Agreement") among Lender, Borrower, and JPMorgan Chase Bank, N.A ("Agent"), to the indebtedness (including interest) owed by Borrower and certain of its affiliates pursuant to the Senior Debt Documents (as defined in the Subordination Agreement), as such Senior Debt Documents have been and hereafter may be amended, supplemented or otherwise modified from time to time and to indebtedness refinancing the indebtedness under such Senior Debt Documents, as contemplated by the Subordination Agreement; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.

UNSECURED SUBORDINATED PROMISSORY NOTE

Principal Amount:	Los Angeles, California
$7,000,000.00	Issue Date: January 17, 2020

For value received, the undersigned, B&R Global Holdings, Inc., a Delaware corporation, (the “Borrower”) hereby unconditionally promises to pay to the order of B&R Group Realty Holdings, LLC., a Delaware limited liability company having its principal place of business at 19319 Arenth Ave., City of Industry, Los Angeles, CA, 91748 (the “Lender”), the principal amount of Seven Million and 00/100 U.S. Dollars ($7,000,000.00) (the “Principal Amount”), together with six percent (6%) per annum interest thereon (computed on the basis of a 360-day year for the actual number of days elapsed) according to the terms of this unsecured subordinated promissory note (this “Note”). Interest is payable monthly on the first day of each month commencing February 1, 2020.

This Note is delivered pursuant to the terms of that certain Membership Interest Purchase Agreement of even date herewith, by and among, the Borrower, the Lender and each of the Companies (as defined therein) party thereto (the “Agreement”).  Capitalized terms used but not defined in this Note shall have the meanings ascribed to them in the Agreement.

1. Repayment of the Note.  The Principal Amount outstanding hereunder shall be payable upon the Maturity Date (as defined below).  The entire Principal Amount and all accrued and unpaid interest shall be due and payable on the earlier to occur of (i) the Maturity Date, and (ii) an Event of Default (as defined below).

(a) Optional Prepayments.  Subject to the terms and conditions of the Subordination Agreement, the Borrower may prepay any amounts owing under this Note, in whole or in part, at any time and from time to time, without premium or penalty.

(b) Method of Payment.  The Borrower will make all payments of principal and interest under this Note by wire transfer of immediately available funds to the bank account specified by the Lender in written notice delivered to the Borrower at least three (3) business days before the applicable payment date.

(c) Maturity Date.  The Principal Amount, together with any accrued and unpaid interest, shall become due and payable on January 17, 2030 (the “Maturity Date”).

(d) Invalidated Payments.  To the extent that the Lender receives any payment on of any amounts owing under this Note, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinate and/or required to be repaid to a trustee, receiver or any other person or entity under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) received, the Borrower’s obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) had not been received by the Lender and applied on account of the Borrower’s obligations under this Note.

(e) Surrender and Cancellation.  Once the Principal Amount, plus all accrued but unpaid interest thereon, has been paid in full, all obligations under this Note will immediately and automatically terminate, and the Lender will promptly surrender this Note to the Borrower for cancellation.

2. Event of Default.  An event of default will occur if the Borrower fails on the Maturity Date to pay timely the Principal Amount and accrued interest pursuant to this Note (an “Event of Default”).  Upon an Event of Default, the unpaid portion of the Principal Amount will bear simple interest from the date of the Event of Default to the payment date at a rate equal to six percent (6%) per annum, for the duration of such Event of Default.

3. Remedies.

(a) Subject to the terms and conditions of the Subordination Agreement, at any time an Event of Default exists or has occurred and is continuing, the Lender shall have all rights and remedies provided in this Note, the Uniform Commercial Code (the “UCC”) and other applicable law, all of which rights and remedies may be exercised without notice to or consent by the Borrower except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to the Lender hereunder, under the UCC or under other applicable law, are cumulative, not exclusive and enforceable, in the Lender’s discretion, alternatively, successively, or concurrently on any one or more occasions.

(b) The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in the collection of the indebtedness evidenced by this Note, in enforcing any of the rights, powers, remedies and privileges of the Lender hereunder, or in connection with any further negotiations, modifications, releases, or otherwise incurred by the Lender in connection with this Note.  As used in this Note, the term “attorneys’ fees” shall mean reasonable charges and expenses for legal services rendered to or on behalf of the Lender in connection with the collection of the indebtedness evidenced by this Note at any time whether prior to the commencement of judicial proceedings and/or thereafter at the trial and/or appellate level and/or in pre-judgment and post-judgment or bankruptcy proceedings.

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4. Miscellaneous.

(a) Notices.  All notices, offers, acceptance and any other acts under this Note (except payment) shall be in writing, and shall be sufficiently given if delivered to the addresses in person, by Federal Express or similar overnight next business day delivery or by email delivery followed by overnight next business day delivery, as follows:

If to the Lender:

B&R Group Realty Holding LLC

19319 Arenth Avenue

City of Industry, CA 91748

Attn: Xiao Mou Zhang

Fax: (626) 338-7133

Email: peterzhang@rongcheng.us

with a copy to:

Musick Peeler & Garrett LLP

624 South Grand Avenue, Suite 2000

Los Angeles, California 90017

Attn: Tim T. Chang, Esq.

Fax: (213) 624-1376

Email: t.chang@musickpeeler.com

If to the Borrower:

B&R Global Holdings, Inc.

6001 West Market Street

Greensboro, NC 27409

Attn: Xiao Mou Zhang

Fax: (336) 268-2642

Email: peterzhang@rongcheng.us

with a copy to:

Puryear and Lingle, PLLC

5501-E Adams Farm Lane

Greensboro, NC 27407

Fax: (844) 459-6709

Email: puryear@puryearandlingle.com and lingle@puryearandlingle.com or to such other address as any of them, by notice to the other may designate from time to time. Time shall be counted from the date of transmission.

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(b) Successors and Assigns.  This Note and the obligations hereunder shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however, that neither party may assign any of its rights or obligations hereunder without the prior written consent of the other, except that the Lender may assign all or any portion of its rights hereunder to an affiliate of the Lender without such consent by giving written notice of such assignment to the Borrower.  Assignment of all or any portion of this Note in violation of this Section 4(b) shall be null and void.

(c) Amendment; Waiver.  No modification, amendment or waiver of any provision of this Note shall be effective unless in writing and approved by the Borrower and the Lender.

(d) Setoff.  Upon the occurrence and during the continuation of any Event of Default, the Lender shall have the right, but not the obligation, to set off against this Note any monetary obligations owed by the Lender to the Borrower, if any.

(e) No Third Party Beneficiaries.  Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties and their successors or assigns, any rights or remedies under or by reason of this Note.

(f) Non-Waiver.  The parties’ rights and remedies under this Note are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving party.  No waiver given will be applicable except in the specific instance for which it was given.  No notice to or demand on a party will constitute a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand as provided in this Note.

(g) Excessive Charges.  Interest may not accrue under this Note in excess of the maximum interest rate allowed by applicable law.  If the Lender receives interest payments at an interest rate in excess of the maximum interest rate allowed by applicable law, then the excess amount will be treated as being received on account of, and will automatically reduce, the Principal Amount then-outstanding under this Note, and if such excess amount exceeds the Principal Amount then-outstanding under this Note, then the Lender will refund to the Borrower the amount by which such excess exceeds the Principal Amount then-outstanding under this Note.

(h) Severability.  If any court of competent jurisdiction holds any provision of this Note invalid or unenforceable, then the other provisions of this Note will remain in full force and effect.  Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(i) References.  The headings in this Note are provided for convenience only and will not affect the construction or interpretation of this Note.  Unless otherwise provided, references to “Section(s)” refer to the corresponding section(s) of this Note.

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(j) Construction.  Both the Borrower and the Lender participated in the negotiation and drafting of this Note, assisted by such legal counsel as it desired, and contributed to its revisions.  Any ambiguities with respect to any provision of this Note will be construed fairly as to both the Borrower and the Lender and not in favor of or against the Borrower or the Lender.  All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require.  The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.  To the extent any provision of the Purchase Agreement conflicts with the provisions of this Note, the provisions of this Note will control.

(k) Governing Law.  This note is governed by the laws of the State of California, without regard to conflict of laws principles.

(l) Consent to Jurisdiction.  Borrower hereby (a) agrees to the exclusive jurisdiction of any state or federal court sitting in the City of Los Angeles, State of California (and the appropriate appellate courts) with respect to any claim or cause of action arising under or relating to the Note, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in this Note and service so made will be complete when received.  Nothing in this Section (l) will affect the rights of the Borrower or the Lender to serve legal process in any other manner permitted by law.

(m) Waiver of Trial by Jury.  Borrower hereby waives its right to a jury trial in connection with any suit, action or proceeding in connection with any matter relating to this note.

(n) No Security. The obligations under this Note are and shall remain unsecured.

The Borrower hereby signs this Note as of the date first written above.

BORROWER:
B&R GLOBAL HOLDINGS, INC.

By:
Name:	Xiao-Mou Zhang
Title:	Chief Executive Officer

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Exhibit 2.2(c)

Restated Credit Agreement

(See attached)